 Exhibit 99.1

Soluna Holdings, Inc. Announces Closing of $1.17 Million Public

Offering of Series A Preferred Stock from Full Exercise of Over-Allotment Option

ALBANY, N.Y., January 5, 2022 – Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), the parent company of Soluna Computing, Inc. ("SCI"), a cryptocurrency mining business powered by renewable energy, and MTI Instruments, Inc. ("MTI Instruments"), a test and measurement instruments and systems business, today announced that it closed an over-allotment offering for the issuance and sale of an additional 66,857 shares (the “Option Shares”) of its 9.0% Series A Cumulative Perpetual Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”), to the underwriters for its previously announced public offering of Series A Preferred Stock. The underwriters fully exercised such over-allotment option for such additional shares of Series A Preferred Stock at a price to the public of $17.50 per share, resulting in additional gross proceeds of approximately $1.17 million, less applicable underwriter discounts and estimated offering expenses. The first dividend on such shares of Series A Preferred Stock will be paid on January 31, 2022, which will include a period of less than a full month after the issuance of such shares of Series A Preferred Stock and will cover the period from January 5, 2022 through January 31, 2022.

The Series A Preferred Stock is listed on the Nasdaq Stock Market LLC under the symbol “SLNHP”.

SHI intends to use the net proceeds of the offering for the acquisition, development and growth of data centers, including cryptocurrency mining processors, other computer processing equipment, data storage, electrical infrastructure, software and real property, and business, and for working capital and general corporate purposes, which include, but are not limited to, operating expenses.

The Series A Preferred Stock is perpetual and has no maturity date. The Series A Preferred Stock is not redeemable prior to August 23, 2026, except under certain circumstances. On or after August 23, 2026, the Series A Preferred Stock may be redeemed at the Company’s option, in whole or in part, from time to time, at a redemption price of $25.00 per share of Series A Preferred Stock, plus all dividends accumulated and unpaid (whether or not declared) on the Series A Preferred Stock up to, but not including, the date of such redemption. The Series A Preferred Stock may also be redeemed upon the occurrence of certain delisting or change in control events.

Univest Securities, LLC acted as the sole book running manager for this offering.

The offering was conducted pursuant to a prospectus supplement to the base prospectus included in the Company's registration statement on Form S-3, as amended (File No. 333-261427) (the “Registration Statement”), which Registration Statement was previously filed with and subsequently declared effective by the Securities and Exchange Commission (“SEC”) on December 16, 2021. Such prospectus supplement and accompanying base prospectus relating to the offering have been filed with the SEC and are available on the SEC’s website at http://www.sec.gov. Electronic copies of such prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Univest Securities, LLC, 75 Rockefeller Plaza, Suite 1838, New York, NY 10019, by phone (212) 343-8888 or e-mail info@univest.us.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Soluna Holdings, Inc.

Soluna Holdings, Inc. (Nasdaq: SLNH) is the leading developer of green data centers that convert excess renewable energy into global computing resources. Soluna builds modular, scalable data centers for computing intensive, batchable applications such as cryptocurrency mining, AI and machine learning. Soluna provides a cost-effective alternative to battery storage or transmission lines. Soluna’s MTI Instruments division manufactures precision tools and testing equipment for electronics, aviation, automotive, power and other industries. Both Soluna and MTI Instruments use technology and intentional design to solve complex, real-world challenges. Up to 30% of the power of renewable energy projects can go to waste. Soluna’s data centers enable clean electricity asset owners to ‘Sell. Every. Megawatt.’

For more information about Soluna, please visit www.solunacomputing.com or follow us on LinkedIn at linkedin.com/solunaholdings and Twitter @SolunaHoldings.

Forward Looking Statements

The statements in this press release, including with respect to the anticipated use of proceeds for this offering, constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Actual results could differ materially from those expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to: (1) those risk factors set forth in the Registration Statement and the prospectus supplement; and (2) other risks and uncertainties that may be detailed from time to time in SHI’s reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements.

Investor Relations:

Kirin Smith, President
PCG Advisory, Inc.
646.823.8656
Ksmith@pcgadvisory.com